As filed with the Securities and Exchange Commission on May 7, 2008
Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA KANGTAI CACTUS BIO-TECH INC.
(Name of small business issuer in its charter)

Nevada	2834	87-0650263
(State or Jurisdiction of	(Primary Standard Industry	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

99 Taibei Road
Limin Economic and Technological Development Zone
Harbin, Heilongjiang Province
People’s Republic of China 150025
011-86-451-57351189 ext. 126
(Address and telephone number of principal executive offices)

CSC Services of Nevada, Inc.
502 John Street
Carson City, NV 98706
(702) 882-3072
(Name, address and telephone number of agent for service)

Copies to:
Alisande M. Rozynko, Esq.
Crone Rozynko LLP
101 Montgomery Street, Suite 1950
San Francisco, California 94104
(415) 955-8900
(415) 955-8910 (fax)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, 0.001 par value issuable upon conversion of Series A Convertible Preferred Stock	833,333	$0.76(1)	$633,333	$25
Common Stock, $0.001 par value issuable upon exercise of “A” Warrants	1,250,000	$0.75(2)	$937,500	$37
Common Stock, $0.001 par value issuable upon exercise of “B” Warrants	1,500,000	$1.00(2)	$1,500,000	$59

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the bid and ask prices as reported on the Over-The-Counter Bulletin Board on May 1, 2008, which was $0.76 per share.

(2)	Calculated in accordance with Rule 457(g)(1) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 7, 2008

PROSPECTUS

CHINA KANGTAI CACTUS BIO-TECH INC.

3,583,333 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 3,583,333 shares of common stock, of which 833,333 shares are issuable upon the conversion of Series A Convertible Preferred Stock and 2,750,000 shares are issuable upon the exercise of warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “CKGT.OB.” The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on May1, 2008, was $0.70.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 5.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2008.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “China Kangtai,” “CKGT,” the “Company,” “we,” “us,” and “our” refer to China Kangtai Cactus Bio-Tech Inc., and all of its subsidiaries and affiliated companies.

OUR COMPANY

China Kangtai Cactus Bio-Tech Inc. engages in the production, R&D, sales and marketing of products derived from cacti. Our product lines include cactus nutraceuticals, cactus nutritional food and drinks, as well as cactus raw and intermediate materials.

The Company has over 387 acres of cactus-farming bases in the Guangdong and Heilongjiang Provinces of China. The Company predominantly grows three species of cacti which are Mexican Pyramid, Mexican Milpa-Alta and Mexican Queen. Mexican Pyramid and Queen cacti are used for cactus fruit drinks and nutraceutical products and Mexican Milpa-Alta is mainly used for cactus nutritional food products. Most of the cactus fruits are processed into cactus fruit juice, which is the raw material for cactus nutritional drinks. Most of the harvested edible cacti are processed into dry powders, which are raw materials for cactus nutraceuticals. The Company’s annual production capability of edible cacti in 2007 is 73,000 tons.

The Company engages with, by co-operative production agreements, local pharmaceutical, food and beverage manufacturers to produce its products. This strategy allows the Company to fill the orders quickly with short production runs and to reduce the requirements in fixed assets investment.

The Company sells its products through a large network of distributors throughout China consisting of 12 general distributors which in turn manage over 200 city level distributing agents. This network of distributors accounts for about 70% of the total sales by the Company. The Company began using this distribution model in late 2006 which has resulted in a reduction in sales cost and allowed the Company to penetrate the regional markets in China rapidly. Currently the Company sells its products through provincial and municipal distributors in various regions of China, including Dalian, Heilongjian, Harbin, Beijing, Guangzhou, Tianjing, Shenzhen, Jilin, Hebei, Liaoning, Shanxi, Hunan, Gansu and Shangdong.

Some of our regional distributors are:

Harbin Huadingwei Trading Company, Ltd.
Hunan Green food Distribution Company, Ltd.
Jilin Yanji Economic and Trading Company, Ltd.
Shangdon Magic Fish Nutraceutical Corp.
Fujian Tianyi Economic and Trading Company, Ltd.

In addition to the network of regional distributors, the Company also uses other third party distributors which buy and resell our products to supermarkets, food and nutrition stores, department store counters, liquor boutiques, hotels, restaurants, and disco and karaoke bars. There are also consumer groups and individuals, such as schools, factories, community groups and government organizations, who buy our products directly from the Company for their own consumption in large volumes on a regular basis.

Our principal executive offices are located at 99 Taibei Road, Limin Economic and Technological Development Zone, Harbin, Heilongjiang Province, People’s Republic of China, and our telephone number at that address is 86-451-5735-1189. We maintain Internet websites at www.xrz.cn (Chinese language) and www.biocactus.com (English language). Information on our websites is not part of this prospectus.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 3,583,333 shares of common stock, of which 833,333 shares are issuable upon conversion of the Series A Convertible Preferred Stock and 2,750,000 shares are issuable upon the exercise of common stock purchase warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. This prospectus also covers such indeterminate number of additional shares of common stock as may become issuable upon stock splits, stock dividends or similar transactions in accordance with Rule 416 promulgated under the Securities Act of 1933. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered:
Up to 3,583,333 shares of common stock, including, up to 833,333 shares of common stock issuable upon the conversion of Series A Convertible Preferred Stock and up to 1,250,000 shares of common stock issuable upon the exercise of common stock warrants at an exercise price of $0.75 per share and 1,500,000 shares of common stock issuable upon the exercise of common stock warrants at an exercise price of $1.00 per share.

Common Stock Outstanding at April 30, 2008:	17,739,625

Use of Proceeds:
We will not receive any proceeds from the sale of the 3,583,333 shares of common stock subject to sale by the selling stockholders under this prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the outstanding warrants. Any net proceeds we receive from the Selling Stockholders through the exercise of warrants will be used for general corporate purposes.

OTC Bulletin Board Symbol:	CKGT.OB

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

TO MAXIMIZE OUR POTENTIAL FOR FUTURE GROWTH AND ACHIEVE OUR EXPECTED REVENUES, WE NEED TO MANAGE GROWTH IN OUR CURRENT OPERATIONS.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and on our operational, accounting, and information systems. We expect that as we continue to grow we will need to improve our financial controls, operating procedures, and management information systems to handle increased operations. We will also need to effectively train, motivate, and manage our employees. Failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE CANNOT GUARANTEE THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL.

One of our growth strategies is to grow organically by increasing the distribution and sales of our products in new markets within and outside of China. However, many obstacles to entering new markets exist, such as the costs associated with entering into new markets, developing and implementing effective marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to successfully implement our organic growth strategy may have a negative impact on our growth strategy and on our future financial condition, results of operations or cash flows.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES TO ACHIEVE OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

Our business plan and growth strategy is based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund future operations without additional capital investments. Our capital needs will depend on numerous factors, including (1) our profitability; (2) the release of competitive products by our competition; (3) the level of our investment in research and development; and (4) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

•	reduce our investments in research and development;
•	limit our marketing efforts; and
•	decrease or eliminate capital expenditures.

Such reductions could have a material adverse affect our business and our ability to compete. Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for receiving the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

We compete with other companies, many of whom are developing, or can be expected to develop, products similar to ours. Some of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot guarantee that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission and the OTCBB. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY OF OUR SHARES OF COMMON STOCK.

If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain equity financing through debt and equity or other means. In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performance, underlying asset values or prospects of such companies.

For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. Such volatility may make it more difficult to find investors willing to invest in our common stock, or to negotiate equity financing or terms that are acceptable to us.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

THERE COULD BE CHANGES IN GOVERNMENT REGULATIONS TOWARDS THE NUTRACEUTICAL AND HEALTH SUPPLEMENT INDUSTRIES THAT MAY ADVERSELY AFFECT OUR BUSINESS.

The manufacture and sale of nutraceutical products in the PRC is heavily regulated by many state, provincial and local authorities. These regulations significantly increase the difficulty and costs involved in obtaining and maintaining regulatory approvals for marketing new and existing products. Our future growth and profitability depend to a large extent on our ability to obtain regulatory approvals. The State Food and Drug Administration of China recently implemented new guidelines for licensing of nutraceutical products. All existing manufacturers with licenses, which are currently valid under the previous guidelines, are required to apply for the “Food Production Permit,” and we received approvals in September 2005. However, should we fail to maintain the Food Production Permit under the new guidelines in the future; our businesses would be materially and adversely affected. Moreover, the laws and regulations regarding acquisitions of the nutraceutical industry in the PRC may also change and may significantly impact our ability to grow through acquisitions.

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the People's Bank of China exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the People's Bank of China exchange rate according to market conditions. Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. Foreign Investment Enterprises are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including Foreign Investment Enterprises) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

MOST OF OUR ASSETS ARE LOCATED IN CHINA, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

Our assets are predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

CHINA’S ECONOMIC POLICIES COULD AFFECT OUR BUSINESS.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China's economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

WE MAY FACE OBSTACLES FROM THE COMMUNIST SYSTEM IN THE PEOPLE'S REPUBLIC OF CHINA.

Foreign companies conducting operations in The People's Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China, including a stifling bureaucracy may hinder Western investment.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PEOPLE'S REPUBLIC OF CHINA.

The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

BECAUSE OUR ASSETS AND OPERATIONS ARE LOCATED IN CHINA, YOU MAY HAVE DIFFICULTY ENFORCING ANY CIVIL LIABILITIES AGAINST US UNDER THE SECURITIES AND OTHER LAWS OF THE UNITED STATES OR ANY STATE.

We are a holding company, and all of our assets are located in the People’s Republic of China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the People’s Republic of China would enforce:

•	Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

•	In original actions brought in the People’s Republic of China, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the People’s Republic of China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

THE PRC LEGAL SYSTEM EMBODIES UNCERTAINTIES, WHICH COULD LIMIT LAW ENFORCEMENT AVAILABILITY.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 27 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

RISKS RELATED TO CORPORATE AND STOCK MATTERS

THE LIMITED TRADING VOLUME IN OUR STOCK MAY CAUSE VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK.

Our common stock is currently traded on a limited basis on the OTCBB under the symbol, "CKGT.OB" The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years, such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

OUR STOCK IS A PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii)reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, AS THE FUTURE SALE OF A SUBSTANTIAL AMOUNT OF OUR RESTRICTED STOCK IN THE PUBLIC MARKETPLACE COULD REDUCE THE PRICE OF OUR COMMON STOCK.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading -volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

If we or our independent registered public accountants cannot attest our adequacy in the internal control measures over our financial reporting, as required by Section 404 of the U.S. Sarbanes-Oxley Act, for the fiscal year ending December 31, 2007, we may be adversely affected.

As a public company, we are subject to report our internal control structure and procedures for financial reporting in our annual reports on Form 10-KSB, as a requirement of Section 404 of the U.S. Sarbanes-Oxley Act of 2002 by the U.S. Securities and Exchange Commission (the "SEC"). The report must contain an assessment by management about the effectiveness of our internal controls over financial reporting. Moreover, the independent registered public accountants of our Company must attest to and report on management's assessment of the same. Even if our management attests to our internal control measures to be effective, our independent registered public accountants may not be satisfied with our internal control structure and procedures. We cannot guarantee the outcome of the report and it could result in an adverse impact on us in the financial marketplace due to the loss of investor confidence in the reliability of our financial statements, which could negative influence to our stock market price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the Selling Stockholders. However, we may receive the sale price of any common stock we sell to the selling stockholder upon exercise of outstanding warrants.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of securities that we offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Such general purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Since August 25, 2005, our Common Stock has traded on the OTC Bulletin Board under the symbol “CKGT.OB.” Prior to that, our Common Stock traded on the OTC Bulletin Board under the symbol “IVNE.OB.” The following table lists the high and low bid price for our Common Stock as quoted, in U.S. dollars, by the OTC Bulletin Board during each quarter within the last two fiscal years and the first quarter of 2008. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions.

Year	Quarter Ended	High	Low
2008	March 31	$0.92	$0.65

2007	December 31	$1.40	$0.72
	September 30	$0.95	$0.60
	June 30	$1.32	$0.54
	March 31	$1.97	$1.01

2006	December 31	$1.13	$0.60
	September 30	$1.65	$0.81
	June 30	$1.80	$0.39
	March 31	$1.40	$0.44

Record Holders

As April 30, 2008, there were approximately 101 shareholders of record holding a total of 17,739,625 shares of common stock.

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

CKGT has not declared any cash dividends since inception and does not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the board of directors and will depend on CKGT’s earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit CKGT’s ability to pay dividends on its common stock other than those generally imposed by applicable state law.

Stock Re-Purchases

We did not make any re-purchases of shares of our common stock during the fourth quarter of fiscal 2007 and we do not currently have any publicly-announced repurchase plans in effect.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements in this registration statement, including statements in the following discussion which are not statements of historical fact, are what are known as “forward looking statements,” which are basically statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as “plans,” “intends,” “will,” “hopes,” “seeks,” “anticipates,” “expects” and the like often identify such forward looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward looking statements include statements concerning our plans and objectives with respect to the present and future operations of the Company, and statements which express or imply that such present and future operations will or may produce revenues, income or profits. Numerous factors and future events could cause the Company to change such plans and objectives or fail to successfully implement such plans or achieve such objectives, or cause such present and future operations to fail to produce revenues, income or profits. Therefore, the reader is advised that the following discussion should be considered in light of the discussion of risks and other factors contained in this registration statement on Form S-1 and in the Company’s other filings with the Securities and Exchange Commission. No statements contained in the following discussion should be construed as a guarantee or assurance of future performance or future results.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes and the other financial information appearing elsewhere in this report. CKGT’s fiscal year end is December 31.

CKGT’s short-term strategy is to realize net cash flow from operations and financing activities to be used to expand marketing efforts in China and research and development. CKGT is committed to ensuring that its products remain at the forefront of providing a variety of quality cactus based nutraceuticals, nutritional food from cactus, and beverages from cactus, including but not limited to beer and wine derived from cactus. The realization of net cash flows in the near term will require a significant increase in CKGT’s revenues without a substantial increase in expenses. Financing activities will focus on equity financing. Once CKGT has additional positive net cash flow, its longer-term strategy is to expand marketing efforts beyond China into other Asian markets based on anticipated increases in marketing spending over the next several years in South Korea, Singapore, and other southeastern Asian countries and Taiwan region.

CKGT’s business development strategy is prone to significant risks and uncertainties certain of which can have an immediate impact on its efforts to realize positive net cash flow and deter future prospects of revenue growth.

CKGT’s financial condition and results of operations depend primarily on the revenue generated from the sale of its products and its ability to control the cost of sales. CKGT has a limited history of generating revenue which cannot be viewed as an indication of continued growth. Should CKGT be unable to consistently generate revenue through the successful implementation of its business model and reduce or stabilize expenses to the point where it can realize a net cash flow such failure will have a short-term impact on CKGT’s ability to continue its business operations.

Results of Operations

During the period from March 31, 2004 through December 31, 2007, CKGT has been engaged in the development and marketing of its products from Harbin, China. CKGT expects that over the next twelve months it will continue to market its products from Harbin, China.

Year Ended December 31, 2007 and Year Ended December 31, 2006

Sales

For the fiscal year ended December 31, 2007, sales increased by $3,856,000 or by 37.1% to $14,240,655 from $10,384,655 for the year ended December 31, 2006. The increase in sales is attributable to the fact that the Company’s products are more efficiently marketed and increasingly well accepted by the domestic market customers.

Cost of Sales

For the fiscal year ended December 31, 2007, cost of sales increased by $2,566,971 or 36.3% to $9,629,251 from $7,062,280 as compared to the prior year. The smaller percentage increase in the cost of sales than that of sales resulted from the increasing efficiency in the operations of the Company.

Selling and Distribution Expenses

For the fiscal year ended December 31, 2007, selling expenses increased by $67,331 or 31.8% to $279,303 from $211,972 as compared to the prior year. The proportionally smaller increase is primarily attributable to the Company’s optimization of its operating team and sales forces, allocated sales and distribution expenses to the sales agent companies in different provinces of China, all of which reduced the unit selling and distribution expenses of the Company.

General and Administrative Expenses

For the fiscal year ended December 31, 2007, general and administrative expenses increased by $762,727 or 196.2% to $1,151,534 from $388,807 as compared to the prior year. This large increase is due a higher provision for returns and doubtful accounts in 2007; the allowance for returns and doubtful accounts increased $732,010 for 2007, or from $71,597 at December 31, 2006 to $838,736 at December 31, 2007, taking into considerations of exchange rate changes. Without this increase, there is actually a slight drop in general and administrative expenses. The increase in the allowance for returns and doubtful accounts of $732,010 in 2007 is due to the high levels of accounts receivable caused by increased sales and aging of accounts.

Total Operating Expenses

For the fiscal year ended December 31, 2007, operating expenses decreased by $138,025, or 7.7% from $1,799,138 to $1,661,113, as compared to the prior year. The decrease was primarily due to the absence of stock-based compensation in 2007 ($982,700 in 2006), offset partially by the higher provision for returns and doubtful accounts in 2007.

Net Income

For the fiscal year ended December 31, 2007, the net income increased by $865,055 or 60.3% to $2,299,700 from $1,434,645 as compared to the prior year. The increase mainly resulted from rapid growth in the sales of the Company’s products and the reduction in the operating expenses.

Impact of Inflation

CKGT believes that inflation has had a negligible effect on operations over the past three years. CKGT believes that it can offset inflationary increases in operating costs by increasing prices.

Liquidity and Capital Resources

For the fiscal year ended December 31, 2007, cash flows from operating activities increased by $1,991,568 or 1,438.8% to $2,129,986 from $138,418 as compared to the corresponding fiscal year ended December 31, 2006. The increase is primarily due to the increase of net income and the decrease in inventories.

For the fiscal year ended December 31, 2007, cash flows from investing activities decreased by $1,783,963 or 210.6% to $(2,631,017) from $(847,054) as compared to the corresponding period of the prior year. The decrease is due to increased investments in the Company’s property and equipment in 2007.

For the fiscal year ended December 31, 2007, cash flow provided by financing activities increased by $27,301 or 104.1% to $53,524 from $26,223 as compared to fiscal year ended December 31, 2006. The primary factor responsible for the increase is due to the increase in note payable.

The Company’s operations for the year ended December 31, 2007 resulted in comprehensive income of $3,347,289. The Company has funded its cash needs from revenue.

CKGT has no defined benefit plan or contractual commitment with any of its officers or directors.

CKGT has no current plans for the purchase or sale of any plant or equipment, outside of normal items to be utilized by office personnel.

CKGT has no current plans to make any significant changes in the number of employees.

Critical Accounting Policies

In Note 2 to the audited consolidated financial statements for the years ended December 31, 2007 and 2006 included in this registration statement, CKGT discusses those accounting policies that are considered to be significant in determining the results of operations and its financial position. CKGT believes that the accounting principles utilized by it conform to accounting principles generally accepted in the United States of America.

The preparation of financial statements requires management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. By their nature, these judgments are subject to an inherent degree of uncertainty. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, warranty obligations, product liability, revenue, and income taxes. CKGT bases its estimates on historical experience and other facts and circumstances that are believed to be reasonable, and the results form the basis for making judgments about the carrying value of assets and liabilities. The actual results may differ from these estimates under different assumptions or conditions.

CKGT applies the following critical accounting policies related to revenue recognition in the preparation of its financial statements.

Revenue Recognition

The Company recognizes revenue upon delivery or shipment of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is deemed probable.

DESCRIPTION OF BUSINESS

Corporate History

As used in this report, “we”, “us”, “our”, “CKGT”, “our Company”, “the Company”, or “China Kangtai” refers to China Kangtai Cactus Bio-Tech Inc. and all of its subsidiaries and affiliated companies.

Our Company was initially incorporated as InvestNet, Inc. (“InvestNet”) on March 16, 2000 under the laws of the State of Nevada. Prior to June 3, 2005, the Company’s operations consisted of real time software and IT solutions which the Company held through its subsidiaries, Champion Agents Limited (which wholly owned DSI Computer Technology Company Limited) and Interchance Limited. Due to the fact that the Company was unable to generate sufficient cash flows from operations, obtain funding to sustain operations nor reduce or stabilize expenses to the point where it could have realized a net positive cash flow, management and the board of directors determined that it was in the best interests of the stockholders to seek a strategic alternative so that the Company could continue to operate. On May 13, 2005, InvestNet entered into a series of agreements to effect a “reverse merger transaction” via a share exchange and through the conversion of a convertible promissory note, as described below, with China Kangtai Cactus Bio-tech Company Limited (“BVI China Kangtai”), a British Virgin Islands (“BVI”) incorporated on November 26, 2004.

These documents included a Stock Purchase Agreement, pursuant to which InvestNet issued 30,000,000 shares to a stockholder of BVI China Kangtai for $300,000. Additionally, InvestNet entered into an Agreement and Plan of Reorganization, pursuant to which the stockholders of BVI China Kangtai exchanged 12% of BVI China Kangtai’s outstanding shares for 110,130,615 shares of InvestNet. Additionally, InvestNet issued a Convertible Promissory Note to BVI China Kangtai or its designees in the amount of $8,070,000 plus accrued interest at a rate of 5% per annum or convertible at the option of the holder(s) in the event that InvestNet effected a one for seventy reverse split of InvestNet’s common stock into the remaining 88% of the outstanding shares of BVI China Kangtai (the “Convertible Note”). The Company did effect a one for seventy reverse split of all of its outstanding shares of Common Stock and changed its name (to “China Kangtai Cactus Bio-Tech Inc.”) and trading symbol on the OTC Bulletin Board (to “CKGT”) on August 25, 2005. The holders of the Convertible Note converted the Convertible Note a day later on August 26, 2005 into 14,248,395 shares of Common Stock of the Company. As the result of the share exchange and conversion of the Convertible Note, the Company completed a “reverse merger transaction” whereby InvestNet acquired 100% of BVI China Kangtai, which wholly owns Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”).

Harbin Hainan Kangda is presently our main operating subsidiary.  Harbin Hainan Kangda is in the business of selling and producing cactus and cactus related products in the PRC as more fully described below. In connection with the “reverse merger transaction”, we completely sold all the Company’s real time software and IT solutions operations by selling all of the stock held by the Company in its prior wholly owned subsidiaries, Champion Agents Limited (which wholly owned DSI Computer Technology Company Limited) and Interchance Limited to V-Capital Limited, a Republic of Mauritius corporation which is controlled by a former director of InvestNet.

On June 3, 2005, in connection with the reorganization of the Company and the acquisition of BVI China Kangtai and its wholly owned subsidiary, Harbin Hainan Kangda, the Company’s executive officers and directors significantly changed. Specifically, Norman Koo resigned as a director, Chief Executive Officer and President of the Company; Terence Ho resigned as a director, Chief Financial Officer, and Treasurer of the Company; Vivian Szeto resigned as a director (However, Ms. Szeto’s resignation from the Board of Directors was contingent on the Company completing its filing and mailing requirements of its Schedule 14f-1 which occurred on July 22, 2005 and so, from June 3, 2005 to July 22, 2005 she served as the Company’s sole director) and Secretary of the Company; Johnny Lu resigned as a director of the Company; and Mantin Lu resigned as a director of the Company.

In contemplation of the aforementioned resignations, also on June 3, 2005, the Board of Directors appointed in accordance with Section 3.04 of the Company’s Bylaws, Jinjiang Wang, Chengzhi Wang, Hong Bu, Jiping Wang and Song Yang as members of the Company’s Board of Directors, subject to the fulfillment of the filing and mailing requirements, including the 10 day waiting period of its Schedule 14f-1 that was sent to all stockholders of the Company pursuant to section 14(f) of the Securities Exchange Act of 1934 which occurred on July 22, 2005 and appointed the following officers to serve immediately: Jinjiang Wang, President; Chengzhi Wang, General Manager; Hong Bu, Chief Financial Officer and Treasurer; Fengxi Lang, Secretary; Changfu Wang, Vice General Manager; Zhimin Zhan, Vice General Manager; and Lixian Zhou, Assistant General Manager of the Company.

On July 20, 2005, InvestNet’s sole director, Vivian Szeto, and a majority of the Company’s stockholders unanimously approved and ratified a one for seventy reverse split (the “Reverse Split”) of the Company’s common stock and the amendment and restatement of the Company’s Articles of Incorporation to effect a name change of the Company from “Investnet, Inc.” to “China Kangtai Cactus Bio-Tech Inc.”. The Reverse Split became effective on August 25, 2005; 20 days after the Company sent an Information Statement to all of its stockholders and after the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of Nevada. As a result of the Reverse Split, the number of issued and outstanding shares of common stock of the Company, now named China Kangtai Cactus Bio-Tech Inc., was reduced from a total of 200,000,000 shares outstanding to 2,857,143 shares outstanding. A day after the Reverse Split on August 26, 2005, the Convertible Note was converted by its holders(s) into 14,248,395 shares of the Company, which increased the total outstanding shares of the Company to 17,105,625 shares. The Company’s trading symbol was changed by the OTC Bulletin Board Stock Market (“OTCBB”) to “CKGT” to better reflect the Company’s new name. The Company has also changed its Web site to www.xrz.cn.

Overview

The Company is principally engaged in the production, R&D, sales and marketing of products derived from cacti. The Company’s product lines include cactus nutraceuticals, cactus nutritional food and drinks, as well as cactus raw and intermediate materials.

The Company has over 387 acres of cactus-farming bases in the Guangdong and Heilongjiang Provinces of China. The Company predominantly grows three species of cacti which are Mexican Pyramid, Mexican Milpa-Alta and Mexican Queen. Mexican Pyramid and Queen cacti are used for cactus fruit drinks and nutraceutical products; Mexican Milpa-Alta is mainly used for cactus nutritional food products. Most of the cactus fruits are processed into cactus fruit juice, which is the raw material for cactus nutritional drinks. Most of the harvested edible cacti are processed into dry powders, which are raw materials for cactus nutraceuticals. The Company’s annual production capability of edible cacti in 2007 is 73,000 tons.

The Company engages with, by co-operative production agreements, local pharmaceutical, food and beverage manufacturers to produce its products. This strategy allows the Company to fill the orders quickly with short production runs and to reduce the requirements in fixed assets investment.

The Exhibits at the end of this form provides a list of the existing co-operative production agreements.

Two of such agreements are with Shandong Tsingtao Beer Inc.’s Acheng Branch and Harbin Ice Lantern Noodle Factory first dated March, 2004 to jointly produce cactus beer and noodles for long term cooperation. The Company has renewed these contracts every year and most recently in January and March of 2008. Pursuant to these contracts, the Company provides raw materials, quality control guidelines and technical support while the processors (Shandong Tsingtao Beer Inc. Acheng Branch and Harbin Ice Lantern Noodle Factory) provide other materials, processing facilities and labor, and strictly follows the Company’s guidelines and instructions for production. The Company inspects all of the final products.

The Company also has co-operative production agreements with two nutraceutical producers, Harbin Diwang Pharmacy Co. Ltd. (a GMP certified processor) and Harbin Bin County HuaLan Dairy Factory.

In 2006, the Company had entered two new co-processing agreements with Huimeijia Bio-tech Ltd. to produce nutraceutical soft capsules and Kangwei Health Foods Ltd. of Mudanjiang City to produce cactus palm dry powder products.

In October 2007, the Company has signed a new agreement with Harbin Meijia Bio-Tech Co., Ltd.

All of the above co-operative production agreements have been renewed during January and March of 2008.

The Company has also established its own cactus beverage and fruit wine production facilities. The Company’s cactus beverage product category includes cactus beer, cactus fruit wine (including the brand name of Overlord Scourge Flower Imperial Wine), cactus palm juices and cactus fruit drinks,

Cacti have been proven to contain the following elements:

1.               Protein and amino acids;
2.               Organic fat and acids;
3.               Carbohydrates;
4.               Vitamins;
5.               Minerals; and
6.               Microelements.

The Company’s nutraceutical products containing cactus extracts include Cactus Protein Nutrient, Cactus Calcium Peptide Soft Capsule, and Cactus Shuxin Capsule.

Cactus Protein Nutrient

Cactus Protein Nutrient is produced with protein and agglomerate element. It has been proven to be effective on stomachaches, tardiness gastritis, digestibility canker and duodenum canker.

Cactus Calcium Peptide Soft Capsule

Cactus Calcium Peptide Soft Capsule is made of cactus, active albumen peptide of soybean and liquid calcium. It has the following characteristics:

A) Several nutritional components that can be easily absorbed; and

B) It contains an albumen peptide of soybean which can enhance the absorption of calcium, phosphor and other mineral elements, consequently raising the calcium in the body and fighting fatigue.

Cactus Shuxin Capsule

Cactus Shuxin Capsule is made with cactus and haws extracts. It has been proven to have an effect on raising the flow capacity of coronary artery blood, alleviating drowsiness and improving red cell’s oxygen carrying capability.

The revenue generated from sales of nutraceutical products was $7,846,577 in fiscal year 2007, or about 55.10% of the total net sales.

The revenue generated from sales of cactus food, beverage and wine was $3,758,294 in year 2007, or about 26.39%. The remaining 18.51% of the sales is cactus raw and intermediate materials.

The Company has its own R&D facility, the Heilongjiang Sino-Mexico Cactus Development and Utilization Institute, which is certified by Heilongjiang Science & Technology Committee. The Institute has independently developed many patented cactus -based nutraceuticals and nutritional food and drink product formulas and production processes.

In order to quickly penetrate the markets in China, enhance the efficiency of distributions, lower sales costs and administrative overheads, starting August 2006, the Company has reformed its sales and distribution models and gradually disposed its own domestic distribution network of approximately 200 self-owned, franchised chain and Kangtai branded stores in Harbin, Beijing, Guangzhou and other cities in China. The Company has adopted the strategies of distributions and sales of its products primarily through various types and levels of provincial and municipal distributors and agents in Dalian, Heilongjiang, Harbin, Beijing, Guangzhou, Tianjin, Shenzhen, Jilin, Hebei, Liaoning, Shanxi, Hunan, Gansu and Shandong in China. The Company’s major revenue breakdown by region in China is as follows:

US$

Heilongjiang	$4,218,707
Jilin	$709,701
Shandong	$1,005,959
Beijing	$1,372,001
Guangdong	$1,315,383
Tianjin	$749,202
Hebei	$961,191
Shenzhen	$1,096,811
Liaoning	$653,083
Shanxi	$470,062
Hunan	$363,409
Gansu	$373,943

Competition

The cactus product industry in China is not highly competitive, and no published data is available regarding China Kangtai’s relative position in the markets in which it operates. Although no major competitor currently competes against the Company across its entire product line, competitive products are available from a number of different vendors offering features similar to those of China Kangtai’s products. The Company’s existing and potential competitors include companies having greater financial, marketing and technical resources than the Company. There can be no assurance that one or more of these competitors will not develop products that are equal or superior to the products the Company markets. In addition, many potential clients for China Kangtai’s products have in-house capabilities to develop cactus products that can provide some or all of the functionality of China Kangtai’s products.

The Company believes that there are distinguishing competitive factors in the selection of its cactus products. These include price/performance characteristics, marketing and sales expertise, R&D expertise and patents protections, management proprietary knowledge and experiences on cactus production, ownership of large cactus plantations, product benefit and functions, and reliability and integration of cactus into a variety of other products. The Company believes that it competes favorably with regard to these factors.

A major competitive asset for the Company is that it offers quality assurance of its products from the raw material stage all the way to the final products stage.

The Company believes it is in compliance in all material respects with all laws, rules, regulations and requirements that affect its business. Further, the Company believes that compliance with such laws, rules, regulations and requirements does not impose a material impediment on its ability to conduct business.

Administrative Offices

China Kangtai’s registered statutory office is located at CSC Services of Nevada, Inc., 502 East John Street, Suite E, Carson City, Nevada 89706.  The Company’s operations office is located at 99 Taibei Road, Limin Economic and Technological Development Zone, Harbin, Heilongjiang Province, P. R. China. Zip Code: 150025 and its telephone number is (86) 451 57351189.

Employees

As of March, 2008, China Kangtai has 188 full-time employees. The Management of the Company expects to continue to use consultants, attorneys, and accountants as necessary, to complement services rendered by its employees.

Reports to Security Holders

China Kangtai is not required to deliver an annual report to security holders and will not automatically deliver a copy of the annual report to its security holders unless a request is made for such delivery. The Company files all of its required reports and other information with the Securities and Exchange Commission (the “Commission”).

The public may read and copy any materials that are filed by China Kangtai with the Commission at the Commission’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The statements and forms filed by InvestNet with the Commission have also been filed electronically and are available for viewing or copy on the Commission maintained Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The Internet address for this site can be found at http://www.sec.gov.

Description of Property

China Kangtai’s operations office is located at 99 Taibei Road, Limin Economic and Technological Development Zone, Harbin, Heilongjiang Province, P. R. China, Zip Code: 150025 and its telephone number is (86) 451 57351189. In addition, the Company has over 387 acres of cactus farming bases in China, production facilities and an R&D facility.

Governmental Regulations

The Chinese government requires all nutraceutical products related manufacturers to obtain Food Production Permit for their nutraceutical manufacturing facilities. China Kangtai obtained its Food Production Permit from relevant governmental regulatory bodies in September 2005. Other than the Food Production Permit requirements, there was no significant change in the regulatory environment in China.

Legal Proceedings

The Company is not a party to any pending legal proceedings, and no such proceedings are known to be contemplated. No director, officer or affiliate of the Company and no owner of record or beneficial owner of more than 5.0% of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or has a material interest adverse to the Company in reference to pending litigation.

Submission of Matters to a Vote of Security Holders

None.

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers currently serving the Company are as follows:

Name	Age	Positions Held
Jinjiang Wang	59	President, Chief Executive Officer and Chairman of the Board of Directors
Chengzhi Wang	38	General Manager and a Director
Hong Bu	34	Chief Financial Officer and a Director
Jiping Wang	47	Director
Song Yang	34	Director
John Zhang	37	Director

The directors named above will serve until the next annual special meeting of the Company’s stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

The directors and officers will devote their time to the Company’s affairs on an “as needed” basis, which, depending on the circumstances, could amount to as little as two hours per month, or more than forty hours per month, but more than likely will fall within the range of five to ten hours per month. All of the Company’s officers are full time employees of the Company.

Biographical Information

Jinjiang Wang was appointed as the Chairman of the Board, President and Chief Executive Officer of CKGT on June 3, 2005 and appointed a director of CKGT on July 22, 2005. Mr. Wang was born in the Heilongjiang Province of the P.R.C. Mr. Wang graduated from Northeast Agricultural University with a degree in Agriculture & Forest Engineering. Mr. Wang has over 20 years of experience in management, production development and sales. He is a founder of Harbin Hainan Kangda and a pioneer of the now established edible cactus trade of China.

Chengzhi Wang was appointed as the General Manager CKGT on June 3, 2005 and appointed a director of CKGT on July 22, 2005. Mr. Wang was born in Heilongjiang Province of the P.R.C. Mr. Wang graduated from Architectonics Department of Harbin Institute of Technology with an engineer degree. Mr. Wang has over five years experience in management, production and sales. Mr. Wang is a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C.

Hong Bu was appointed as Chief Financial Officer of CKGT on June 3, 2005 and appointed a director of CKGT on July 22, 2005. Ms. Bu graduated with a degree in Finance from the Finance and Economics Institute of Harbin. She is a CPA (certified public accountant). Ms. Bu has over five years of experience as Harbin Hainan Kangda’s senior accountant. Ms. Bu was a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C.

Jiping Wang was appointed as a director of CKGT on July 22, 2005. Ms. Wang was born in Heilongjiang Province; P.R.C. Ms. Wang graduated from the Economic Managerial Cadre’s Institute of Harbin.

Song Yang was appointed as a director of CKGT on July 22, 2005. Ms. Yang has over 15 years of experience in the Government Administrative Department. Ms. Yang was a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C. Ms. Yang has not served as an officer and director of any other public companies over the last five years.

John Zhang, age 37, is an independent director of the Company. He was a founder of JC Global Capital Partners, LLC, a financial consulting firm located in Shanghai, China, and from September 2006 to the present has been its CEO. JC Global Capital Partners, LLC, specializes in cross-border capital market transactions, and as CEO, Mr. Zhang is responsible for overseeing all of the firm’s operations. Prior to founding JC Global Capital Partners, LLC, from September 2003 to August 2006, Mr. Zhang was the Managing Director of FirsTrust Group, a US merchant bank headquartered in Atlanta, GA, where he was responsible for its entire China operation. From September 1993 to August 2000, Mr. Zhang worked various positions at ASI Computer Technology, Inc, where he was responsible for Sales and Product Management. In 2002 - 2003, Mr. Zhang was employed by CTX International, Inc., as Sales Manager, where he was responsible for Business Development. Prior to CTX, Mr. Zhang attended Emory University and graduated with an MBA in 2003.

Audit Committee / Compensation Committee / Director Compensation

The board of directors has established an audit committee. The audit committee is comprised of Jinjiang Wang and Chengzhi Wang. The audit committee has yet to adopt a definitive charter though it typically reviews, acts on, and reports to the board of directors with respect to various auditing and accounting matters. The matters typically considered by CKGT’s audit committee include recommendations as to the performance of its independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, and internal accounting and financial control policies and procedures. Certain stock exchanges currently require companies to adopt a formal written charter that establishes an audit committee that specifies the scope of an audit committee’s responsibilities and the means by which it carries out those responsibilities. In order to be listed on any of these exchanges, CKGT would be required to adopt a definitive charter for its audit committee. The board of directors has not yet established a compensation committee. Directors currently are not reimbursed for out-of-pocket costs incurred in attending meetings and no director receives any compensation for services rendered as a director.

Compliance With Section 16(a) of the Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more that 10% of the Company’s capital stock, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, and written representations from certain reporting persons, the Company believes that all of its executive officers and directors complied with all Section 16(a) filing requirements applicable to them during the Company’s fiscal year ended December 31, 2007.

Code of Ethics

CKGT has adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Exchange Act of 1934. The Code of Ethics applies to directors and senior officers, such as the principal executive officer, principal financial officer, controller, and persons performing similar functions. CKGT has filed a copy of its Code of Ethics as Exhibit 14 to its Form 10-KSB for the fiscal year ended 2003. Further, CKGT’s Code of Ethics is available in print, at no charge, to any security holder who requests such information by contacting CKGT.

Indemnification of Directors and Officers

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling 1934 persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table provides summary compensation information for the years 2007, 2006 and 2005 concerning cash and non-cash compensation paid or accrued by the Company to or on behalf of the executive officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Award(s) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Compensation Earnings ($)	All other Compensation ($)	Total ($)
Jinjiang Wang, President, Chief Executive Officer and Chairman
	2007	$7,900	—	—	—	—	—	—	$7,900
	2006	$2,600	—	—	—	—	—	—	$2,600
	2005	$90,000	—	—	—	—	—	—	$90,000

Chengzhi Wang, General Manager
	2007	$6,320	—	—	—	—	—	—	$6,320
	2006	—	—	—	—	—	—	—	—
	2005	—	—	—	—	—	—	—	—

Hong Bu, Chief Financial Officer
	2007	$6,320	—	—	—	—	—	—	$6,320
	2006	—	—	—	—	—	—	—	—
	2005	—	—	—	—	—	—	—	—

No executive officer received compensation in excess of $100,000 during the fiscal years ended December 31, 2007, 2006, 2005, and 2004. In addition, members of the Board of Directors did not receive compensation for their services during the fiscal years ending December 31, 2007, 2006, 2005, and 2004.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

None.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the end of the Company’s most recent fiscal year, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding Common Stock of the Company. Also included are the shares held by all executive officers and directors as a group.

Title of Class	Name and Address of Owner	Amount and Nature of Ownership	Percent of Class(1)
Executive Officers and Directors
Common Stock	Jinjiang Wang The 4th Group, 21st Residents’ Committee Xinhua Street, Boli Town, Boli County Heilongjiang Province P.R.C.	4,801,390 Direct(2)	27.1%
Common Stock	Chengzhi Wang No. 98 Xiangshun Street Xiangfang District, Harbin, P.R.C.	3,892,970 Direct	21.9%
Common Stock	Hong Bu No. 99 Taibei Road Limin Economy and Technology Developing District, Harbin, P.R.C.	750,046 Direct	4.2%
Common Stock	Jiping Wang No. 99 Taibei Road Limin Economy and Technology Developing District, Harbin, P.R.C.	700,734 Direct	4.0%
Common Stock	Song Yang No. 99 Taibei Road Limin Economy and Technology Developing District, Harbin, P.R.C.	726,688 Direct	4.1%
Common Stock	John Zhang No. 99 Taibei Road Limin Economy and Technology Developing District, Harbin, P.R.C.	175,334 Direct and Indirect	1.0%
Common Stock	All Directors and Executive Officers as a Group	11,047,162 Direct and Indirect	62.3%

5% Holder
Common Stock	T Squared Investments LLC. 1325 Sixth Avenue, Floor 28 New York, NY 10019	3,583,333 Direct(3)	16.8%

(1) Applicable percentage ownership is based on 17,739,625 shares of common stock outstanding as of April 30, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of April 30, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of April 30, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Jinjiang Wang has been the President of the Company since June 3, 2005. He has been and is the President of Harbin Hainan Kangda since 2000. Jinjiang Wang acquired 165,182 shares of the Company pursuant to the Reorganization Agreement on June 3, 2005 and 428,572 shares of the Company as Kangtai’s sole designee pursuant to the Stock Purchase Agreement on June 3, 2005. A day after the Reverse Split on August 26, 2005, the Convertible Note was converted by its holders(s) into 14,248,395 shares of the Company and Mr. Jinjiang Wang acquired 4,207,636 shares from 14,248,395 shares of the Company.

(3) Of which 833,333 shares of common stock are issuable upon conversion of 833,333 shares of Series A Convertible Preferred Stock at the election of the holder at any time and 2,750,000 shares of common stock are issuable upon the exercise of warrants which are immediately exercisable.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 200,000,000 shares of preferred stock, par value $0.001 per share. As of April 30, 2008, 17,739,625 shares of common stock were issued and outstanding and 833,333 shares of Series A Convertible Preferred Stock were issued and outstanding. In addition, at such date, 3,583,333 shares of common stock were reserved for issuance upon the conversion of the Series A Convertible Preferred Stock and the exercise of outstanding common stock purchase warrants.

COMMON STOCK

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future. However, while the Series A Convertible Preferred Stock is outstanding, no dividends shall be payable with respect to the common stock.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

PREFERRED STOCK

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 200,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. Our Board of Directors has not designated any shares of the authorized but unissued preferred stock.

Series A Convertible Preferred Stock

We authorized 833,333 shares of preferred stock, designated as Series A Convertible Preferred Stock, $0.001 par value per share, of which 833,333 shares are issued and outstanding.

Voting, Dividend and Other Rights. The holders of Series A Convertible Preferred Stock have no voting rights. The Series A Convertible Preferred Stock is not entitled to receive any dividends.

Rights Upon Liquidation. Upon liquidation, each outstanding share of Series A Convertible Preferred Stock shall be entitled to receive an amount equal to $0.60 in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities before any distribution or payment is made to any securities junior to the Series A Convertible Preferred Stock.

Conversion Rights. Each shares of Series A Convertible Preferred Stock shall be initially convertible into one share of common stock at the option of the holders at any time, subject to certain adjustments and limitations.

WARRANTS

On March 21, 2008, the Company has issued warrants to purchase up to 1,250,000 shares of common stock at an initial exercise price of $0.75 per share and warrants to purchase up to 1,500,000 shares of common stock at an initial exercise price of $1.00 per share at any time on or prior to March 21, 2011. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to certain adjustments.

NEVADA ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

We are subject to the provisions of the Nevada private corporation law, which are anti-takeover provisions. In general, the provisions of Sections 78.411-444 prohibit a publicly held Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of CKGT. They may also have the effect of preventing changes in our management.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

TRANSFER AGENT AND REGISTER

The transfer agent and registrar for our common stock is Interwest Transfer Co. Inc., telephone number (801)272-9294.

MARKET INFORMATION

Our common stock price is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “CKGT.”

SELLING STOCKHOLDERS

The following table sets forth as of April 29, 2008, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the Selling Stockholder (or any of them), or that will be held after completion of the sales. In addition, a Selling Stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The Selling Stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

Name	Total Shares Owned and Issuable Upon Conversion of Preferred shares and Exercise of Warrants Before Offering	Number of Shares Offered for Sale	Number of Shares Owned After Completion of Offering (1)	Percentage of Common Stock Owned after Completion of Offering (2)

T Squared Investments LLC.(3)	3,583,333	3,583,333	0	0

Total	3,583,333	3,583,333	0	0

(1) Assumes that all securities registered will be sold.
(2) Applicable percentage ownership is based on 17,739,625 shares of common stock outstanding as of April 29, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of April 29, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of April 29, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3) Mark C. Jensen and Thomas M. Sauve are the managing members and have the voting and dispositive rights over the shares held by T. Squared Investments LLC.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. In addition, the Company has advised each Selling Stockholder that the Commission currently takes the position that coverage of short sales “against the box” prior to the effective date of the registration statement of which this prospectus is a part would be a violation of Section 5 of the Securities Act, as described in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporate Finance.

If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and the Company’s Bylaws. Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Crone Rozynko LLP, San Francisco, California. Crone Rozynko LLP holds an option to purchase 250,000 shares of common stock at an initial exercise price of $1.00 per share.

EXPERTS

The consolidated financial statements of our company as of December 31, 2007 and 2006 included in this prospectus have been audited by Michael T. Studer, CPA, P.C., independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Kangtai Cactus Bio-Tech Inc.

I have audited the accompanying consolidated balance sheets of China Kangtai Cactus Bio-Tech Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Kangtai Cactus Bio-Tech Inc. and subsidiaries as of December 31, 2007 and 2006 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Michael T. Studer CPA P.C.

Freeport, New York
April 11, 2008

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Balance Sheets
(Expressed in US Dollars)

	December 31, 2007	December 31, 2006
	(Audited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$509,901	$451,936
Accounts receivable, net of allowance for returns and doubtful accounts of $838,736 and $71,597, respectively	4,036,169	1,777,507
Accounts receivable from a related party	-	1,924
Inventories	6,093,955	7,382,444
Other receivables and prepaid expenses	20,237	24,310
Total Current Assets	10,660,262	9,638,121

Property and Equipment, net of accumulated depreciation of $1,176,821 and $889,662, respectively	6,290,330	3,444,787

Other Assets
Intangible assets, net	553,038	637,402
Land use rights, net	1,290,141	1,250,429
Total Assets	$18,793,771	$14,970,739

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$160,543	$64,758
Other payables and accrued liabilities	192,548	156,693
Note payable	829,437	775,913
Taxes payable	319,149	78,336
Total current liabilities	1,501,677	1,075,700

Commitments and Contingencies	-	-
Stockholders' Equity
Preferred stock, $0.001 par value; authorized 200,000,000 shares, none issued and outstanding	-	-

Common stock, $0.001 par value; authorized 200,000,000 shares, issued and outstanding: 17,739,625 and 17,739,625 shares, respectively	17,740	17,740
Additional paid-in capital	6,607,848	6,558,082
Retained earnings
Appropriated	1,844,937	1,361,365
Unappropriated	7,082,943	5,266,815
Accumulated other comprehensive income	1,738,626	691,037
Total stockholders' equity	17,292,094	13,895,039
Total Liabilities and Stockholders' Equity	$18,793,771	$14,970,739

See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(Expressed in US Dollars)

	December 31,	December 31,
	2007	2006
	(Audited)	(Audited)

Net Sales	$14,240,655	$10,384,655

Cost of Sales	(9,629,251)	(7,062,280)

Gross Profit	4,611,404	3,322,375

Operating Expenses
Selling expenses	279,303	211,972
General and administrative expenses	1,151,534	388,807
Stock-based compensation	-	982,700
Stock issued for services	-	-
Depreciation	70,589	64,836
Amortization of land use rights	35,983	32,034
Amortization of intangible assets	123,704	118,789
Total operating expenses	1,661,113	1,799,138
Income from Operations	2,950,291	1,523,237

Other Income (Expenses)
Interest income	603	258
Imputed interest	(47,796)	(45,582)
Loss on disposal of property and equipment	-	(43,268)
Other income (expense) - net	(171)	-
Total Other Income (Expenses)	(47,364)	(88,592)
Income before Income Taxes	2,902,927	1,434,645
Income Tax Expense	603,227	-
Net Income	2,299,700	1,434,645
Other Comprehensive Income
Foreign currency translation adjustment	1,047,589	558,537
Comprehensive Income	$3,347,289	$1,993,182

Net income per common share
Basic and diluted	$0.13	$0.08

Weighted average number of common shares outstanding
Basic and Diluted	17,739,625	17,440,863

See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
(Expressed in US Dollars)

	Common Stock $0.001 par value		Additional	Unappropriated	Appropriated	Accumulated other
			paid-in	retained	retained	comprehensive
	Shares	Amount	capital	earnings	earnings	income	Total
Balance at December 31, 2005	17,105,625	17,105	5,530,435	4,308,398	885,137	132,500	10,873,575
Stock issued for services	634,000	634	982,065	-	-	-	982,699
Imputed interest on note payable	-	-	45,582	-	-	-	45,582
Transfer to statutory and
staff welfare reserves	-	-	-	(476,228)	476,228	-	-
Net income for the year ended December 31, 2006	-	-	-	1,434,645	-	-	1,434,645
Currency translation adjustment	-	-	-	-	-	558,537	558,537
Balance at December 31, 2006	17,739,625	17,740	6,558,082	5,266,815	1,361,365	691,037	13,895,039
Stock issued for services
Imputed interest on note payable	-	-	49,766	-	-	-	49,766
Transfer to statutory and
staff welfare reserves	-	-	-	(483,572)	483,572	-	-
Net income for the year ended December 31, 2007	-	-	-	2,299,700	-	-	2,299,700
Currency translation adjustment	-	-	-	-	-	1,047,589	1,047,589
Balance at December 31, 2007	17,739,625	$17,740	$6,607,848	$7,082,943	$1,844,937	$1,738,626	$17,292,094

See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Expressed in US Dollars)

	December 31,	December 31,
	2007	2006
	(Audited)	(Audited)

Cash Flows from Operating Activities
Net income	$2,299,700	$1,434,645
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Depreciation - cost of sales	143,937	151,357
Depreciation - operating expenses	70,589	64,836
Amortization of land use rights	35,983	32,034
Amortization of intangible assets	123,704	118,789
Stock-based compensation	-	973,400
Stock issued for services	-	9,300
Loss on disposal of property and equipment	-	43,268
Imputed interest	47,796	45,582
Write-down of inventories	-	661,229
Changes in operating assets and liabilities:
Accounts receivable, net	(2,258,662)	(864,344)
Accounts receivable - related party	1,924	202,537
Other receivables and prepaid expenses	4,073	89,067
Inventories	1,288,489	(3,058,380)
Deposit paid - related party	-	525,675
Accounts payable	95,785	(56,531)
Other payables and accrued liabilities	35,855	(20,107)
Taxes payable	240,813	(213,940)
Net cash provided by (used for) operating activities	2,129,986	138,418
Cash Flows from Investing Activities
Acquisition of Taishan Kangda	-	(1,473,665)
Proceeds from disposals of property and equipment	-	964,250
Purchase of property and equipment	(2,631,017)	(33,889)
Purchase of land use rights	-	(303,750)
Net cash provided by (used for) investing activities	(2,631,017)	(847,054)
Cash Flows from Financing Activities
Note payable	53,524	26,223
Net cash provided by (used for) financing activities	53,524	26,223

Effect of exchange rate on cash	505,472	246,712
Increase (decrease) in cash and cash equivalents	57,965	(435,701)

Cash and cash equivalents, beginning of period	451,936	887,637

Cash and cash equivalents, end of period	$509,901	$451,936

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$610,792	$-

See notes to consolidated financial statements.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 1. Organization and Business Operations

China Kangtai Cactus Bio-Tech Inc. (“US China Kangtai”) was incorporated in Nevada on March 16, 2000 as InvestNet, Inc. (“InvestNet”).

China Kangtai Cactus Bio-tech Company Limited (“BVI China Kangtai”) was incorporated in the British Virgin Islands (“BVI”) on November 26, 2004. Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”) a company with limited liability was incorporated in the People’s Republic of China (“PRC”) on December 30, 1998.

BVI China Kangtai is an investment holding company and Harbin Hainan Kangda’s principal activities are planting and developing new types of cactus, producing and trading in cactus health foods and related products in Harbin, PRC.

During 2004, Harbin Hainan Kangda’s stockholders exchanged 100% of their ownership in Harbin Hainan Kangda for 500,000 shares of BVI China Kangtai under a reorganization plan. The transfer has been accounted for as a reorganization of entities under common control as the companies were beneficially owned by closely related stockholders and share common management.

On June 3, 2005, pursuant to an Agreement for Sales of Ownership, InvestNet sold its 100% owned subsidiaries, Champion Agents Limited and Interchance Limited, to a company controlled by a former director and stockholder. The sale consideration was for the purchaser to assume the liabilities of Champion Agents Limited, DSI Computer Technology Company Limited, a subsidiary of Champion Agents Limited and Interchance Limited.

On June 3, 2005, pursuant to a Stock Purchase Agreement, InvestNet issued 428,571 shares to a stockholder of BVI China Kangtai for $300,000. On the same date, InvestNet exchanged 12% of BVI China Kangtai’s outstanding shares for 1,573,295 shares of common stock, $0.001 par value ( the “Common Stock”), of InvestNet pursuant to an Agreement and Plan of Reorganization it had entered into on May 13, 2005 with the stockholders of BVI China Kangtai. In addition, InvestNet issued a Convertible Promissory Note for $8,070,000 plus accrued interest at 5% per annum that was converted into 14,248,395 shares (post a one for seventy reverse split) of the Company’s Common Stock (the “Convertible Note”) for the remaining 88% of the outstanding shares of BVI China Kangtai on August 26, 2005. After a one for seventy reverse spilt of the Company’s outstanding Common Stock took place on August 25, 2005, the total number shares of the Company’s outstanding Common Stock was 2,857,230 shares, and after adding the 14,248,395 shares of Common Stock following conversion of the Convertible Note on August 26, 2005, the total outstanding shares of Common Stock of the Company (now US China Kangtai) was 17,105,625 shares.

On August 25, 2005, InvestNet changed its name to China Kangtai Cactus Bio-Tech Inc.

Since InvestNet was a non-operating shell corporation after the sale of its two subsidiaries, the merger of InvestNet and BVI China Kangtai has been treated for accounting purposes as a capital transaction and recapitalization by the accounting acquirer (“BVI China Kangtai”) and as a reorganization by the accounting acquiree (“InvestNet”). The financial statements have been prepared as if the reorganization had occurred retroactively.

On June 26, 2006 (see Note 3), Harbin Hainan Kangda acquired a 100% equity interest in Guangdong Taishan Kangda Cactus Hygienical Food Co., Ltd (“Taishan Kangda”), a PRC company with limited liability previously owned by two stockholders, for $1,475,000 in cash. Taishan Kangda owns a piece of land approximating 240,000 square meters in Guangdong Taishan used for growing cactus.

US China Kangtai, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda are hereafter collectively referred to as the “Company”.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements for 2007 and 2006 include the financial statements of US China Kangtai and its 100% owned subsidiaries, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda (from June 26, 2006).

All significant inter-company accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in US dollars.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities, note payable, and taxes payable. The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments and based on interest rates of comparable instruments.

Foreign Currency Translation

The functional currency of US China Kangtai and BVI China Kangtai is the United States dollar. The functional currency of Harbin Hainan Kangda and Taishan Kangda is the Chinese Renminbi (“RMB”). The reporting currency of the Company is the United States dollar.

Harbin Hainan Kangda and Taishan Kangda assets and liabilities are translated into United States dollars at period-end exchange rates ($0.13710 and $0.12825 at December 31, 2007 and 2006, respectively). Harbin Hainan Kangda and Taishan Kangda revenues and expenses are translated into United States dollars at weighted average exchange rates for the periods ($0.13167 and $0.12557 for the years ended December 31, 2007 and 2006, respectively). Resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity.

Cash and Cash Equivalents

Cash and cash equivalents at December 31, 2007 and 2006 consist of cash on hand and demand deposit accounts with banks. The Company considers all highly liquid instruments with maturities of three months or less at the time of issuance to be cash equivalents.

Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for returns and doubtful accounts is established and recorded based on historical experience and the aging of the related accounts receivable.

Inventories

Inventories of cactus stock include trees and palms whose cost consists of seeds and an allocation of fertilizers, direct labor and overhead costs such as depreciation, rent, freight and fuel, among others. Inventories of cactus stock are stated at the lower of cost or market value, cost being calculated on the weighted average basis.

Other raw materials are stated at the lower of cost or market value, cost being determined on a first in first out method.

Work in progress and finished goods are stated at lower of cost or market value, cost being determined on a first in first out method.

The Company provided for inventory allowances based on excess and obsolete inventories determined principally by customer demand.

Property and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets (40 years for buildings, 12 years for plant equipment and machinery, 10 years for motor vehicles, and 8 years for furniture and office equipment).

Intangible and Other Long-Lived Assets

Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments. Land use rights are being amortized on a straight-line basis over the remaining term of the related agreements, which range from 40 to 50 years. Other intangible assets consist of patents and licenses. Patents and licenses are being amortized over their expected useful economic life of 10 years.

The Company reviews its long-lived assets for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. The Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

Revenue Recognition

The Company recognizes revenue upon delivery of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is deemed probable.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses totaled $218,083 and $137,874 for the years ended December 31, 2007 and 2006 respectively.

Research and Development

Research and development costs related to both present and future products are expensed as incurred. Total expenditures on research and development charged to general and administrative expenses for the years ended December 31, 2007 and 2006 were $72,961 and $11,835 respectively.

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123 (R) “Accounting for Stock-Based Compensation”. No stock options or warrants were granted or issued in 2006 and 2007 and none are outstanding at December 31, 2007.

Income Taxes

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements by applying enacted statutory tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Net Income Per Common Share

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted net income per common share is computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted net income per common share are excluded from the calculation.

Segment Information

The Company operates in only one segment, the sale of products made from cactus plants. The Company sells to two customer groups; health foods comprising cactus liquor and juice and sale of cactus powder to pharmaceutical companies for use in medical products.

Recent Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Note 3. Business Combination

Pursuant to an agreement dated June 26, 2006, Harbin Hainan Kangda acquired a 100% equity interest in Taishan Kangda which was previously owned by two stockholders for $1,475,000 in cash. One of the Taishan Kangda stockholders was the Company’s president who owned 27.1% of the Company’s issued and outstanding stock; the other stockholder was the president’s son and the Company’s general manager who owned 21.9% of the Company’s issued and outstanding stock.

The allocation of the net assets acquired was as follows:
Cash and cash equivalents	$1,335
Inventories	639,031

Total current assets	640,366

Property and equipment	80,370
Land use rights	765,139
Total assets	1,485,875
Less: Other payables and accrued liabilities	(10,875)

Net assets acquired	$1,475,000

Analysis of the net outflow of cash and cash equivalents in respect of the business combination is as follows:

Cash consideration paid	$1,475,000
Less: cash and cash equivalents acquired	(1,335)

Net cash outflow	$1,473,665

The acquisition of Taishan Kangda was accounted for as a purchase under SFAS No. 141, Business Combinations. Accordingly, the operating results of Taishan Kangda have been included in the consolidated statements of operations and comprehensive income of the Company from June 26, 2006 (date of acquisition) to December 31, 2007. Had the acquisition occurred January 1, 2006, proforma combined net sales, net income, and net income per share for the year ended December 31, 2006 would be $10,384,655, $1,423,313, and $0.08, respectively.

Note 4. Inventories

Inventories consist of:

	December 31
	2007	2006
Cactus stock	$5,512,782	$5,680,089
Other raw materials	82,872	1,888,726
Work-in-progress	2,700	228,108
Finished goods	495,601	246,750
Total	6,093,955	8,043,673
Less: allowance for market adjustments to inventories	-	(661,229)
Net	$6,093,955	$7,382,444

Note 5. Property, Plant and Equipment

Property, plant and equipment, net consist of:

	December 31,
	2007	2006
Buildings	$2,831,657	$2,648,869
Plant equipment and machinery	4,350,191	1,418,693
Motor vehicles	270,654	253,183
Furniture and office equipment	14,649	13,704
Total	7,467,151	4,334,449
Less accumulated depreciation	(1,176,821)	(889,662)
Net	$6,290,330	$3,444,787

Note 6. Intangible Assets

Intangible assets, net consist of:

	December 31,
	2007	2006
Patents and licenses	$1,284,604	$1,201,702
Total	1,284,604	1,201,702
Less accumulated amortization	(731,566)	(564,300)
Net	$553,038	$637,402

The estimated amortization of intangible assets expense for each of the five succeeding fiscal years ending December 31, 2008, 2009, 2010, 2011, and 2012 is $128,460.

Note 7. Land Use Rights

Land use rights, net consist of:

	December 31,
	2007	2006
Harbin Hainan Kangda	$674,994	$638,135
Taishan Kangda	815,985	765,139
Total	1,490,979	1,403,274
Less accumulated amortization	(200,838)	(152,845)
Net	$1,290,141	$1,250,429

The estimated amortization of land use rights expense for each of the five succeeding fiscal years ending December 31, 2008, 2009, 2010, 2011, and 2012 is $35,983.

Note 8. Note Payable

Note payable consists of:

	December 31,
	2007	2006

Note payable to a financial institution, unsecured and due on demand.	$829,437	$775,913

The note payable is due to a PRC provincial government financial institution which made the loan to the Company to promote the commercial cultivation of cactus. The loan was made to the Company on an interest-free and unsecured basis and is repayable on demand. Imputed interest is calculated at 6% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $49,766 and $45,582 for the years ended December 31, 2007 and 2006, respectively.

Note 9. Stockholders’ Equity

Stock issuances

In June 2006, the Company issued 628,000 shares of common stock having a fair value of $973,400 to fifteen persons as stock bonuses.

In June 2006, the Company issued 6,000 shares of common stock having a fair value of $9,300 to a consultant for services provided.

Appropriated retained earnings

Relevant PRC statutory laws and regulations permit payments of dividends by Harbin Hainan Kangda only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of after-tax income should be set aside prior to payments of dividends as a reserve fund. As a result of these PRC laws and regulations Harbin Hainan Kangda is restricted in its ability to transfer a portion of its net assets in the form of dividends, loans or advances, which restricted portion amounted to $1,844,937 and $1,361,365 at December 31, 2007 and 2006, respectively.

Note 10. Income Taxes

The Company is subject to current income taxes on an entity basis on taxable income arising in or derived from the tax jurisdiction in which each entity is domiciled.

US China Kangtai was incorporated in the United States and is subject to United States income tax. No income taxes were provided in 2007 and 2006 since US China Kangtai had taxable losses in those years. At December 31, 2007, US China Kangtai had net operating loss carryforwards of approximately $773,000 which may be available to offset future taxable income. Management has not yet determined it to be more likely than not that a deferred tax asset of up to approximately $270,000 attributable to the utilization of these net operating loss carryforwards (which expire in 2027) will be realized. Accordingly, the Company has provided a 100% valuation allowance against the deferred tax asset in the financial statements at December 31, 2007.

At December 31, 2007, US China Kangtai has an unrecognized deferred United States income tax liability relating to undistributed earnings of Harbin Hainan Kangda. These earnings are considered to be permanently invested in operations outside the United States. Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances. Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable.

BVI China Kangtai was incorporated in the BVI and is not subject to tax on income or on capital gains.

Harbin Hainan Kangda and Taishan Kangda were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. Harbin Hainan Kangda located its factories in a special economic region in Harbin, the PRC. This economic region allows foreign enterprises a two-year income tax exemption beginning in the first year after they become profitable, being 2005 and 2006 and a 50% income tax reduction for the following three years, being 2007 to 2009. Harbin Hainan Kangda was approved as a wholly owned foreign enterprise in March 2005.

The provision for income taxes differs from the amount computed by applying the statutory United States federal income tax rate to income before income taxes. A reconciliation follows:

	Year Ended
	December 31,
	2007	2006
Expected tax at 35%	$1,016,024	$502,126
Tax effect of unutilized losses of USA China Kangtai; BVI China Kangtai; and Taishan Kangda	75,109	438,045
Tax effect of Harbin Hainan Kangda income not taxed	-	(886,447)
Tax effect of PRC income taxed at lower rate	(487,906)	(53,724)
Actual provision for income taxes	$603,227	$-

Note 11.    Commitments and Contingencies

Operating lease commitments

The Company leases office space and land for growing cactus from third parties under operating leases. Rental expenses for all operating leases for the years ended December 31, 2007 and 2006 were $ 17,371 and $19,631, respectively.

At December 31, 2007, future minimum rental commitments under all non-cancelable operating leases are due as follows:

2008	$18,087
2009	18,087
2010	5,748
2011	2,896
2012	3,270
Thereafter	124,821

Total	$172,909

Concentrations and risks

During 2007 and 2006, substantially all of the Company’s assets were located in China and 100% of the Company’s revenues were derived from companies located in China.

Substantially all of Harbin Hainan Kangda and Taishan Kangda’s business operations are conducted in the PRC and governed by PRC laws and regulations. Because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

Note 12.    Subsequent Events

On March 21, 2008, the Company entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with T Squared Investments LLC (the “Investor”) to sell in a private placement to the Investor for an aggregate purchase price of $500,000, (i) 833,333 shares of the Company’s newly designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) for $0.60 per share (the “Shares”), (ii) warrants to purchase up to 1,250,000 shares of Company’s common stock exercisable for a period of three years at an exercise price of $0.75 per share (the “A Warrants”) or an aggregate exercise price of $937,500 if all of the A Warrants were exercised, and (iii) warrants to purchase up to 1,500,000 shares of Company’s common stock exercisable for a period of three years at an exercise price of $1.00 per share (the “B Warrants”), or an aggregate exercise price of $1,500,000 if all the B Warrants were exercised. The Company issued the Shares, the A Warrants and B Warrants on the same day. Westernking Financial Service acted as the sole placement agent in the transaction and received a fee of $30,000 (6% of the gross proceeds).

The Company also entered into a Registration Rights Agreement with the Investor, pursuant to which the Company is obligated to file a registration statement registering the resale of the Shares and Common Stock issuable upon the exercise of the A Warrants and B Warrants.

.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and the Company’s Bylaws. Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$121.00
Accounting Fees and Expenses	5,000.00
Legal Fees and Expense	25,000.00
Printing Expenses	1,000.00
Transfer Agent Fees
Miscellaneous

Total	$31,121.00

RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued within the past three years and were not registered under the Securities Act of 1933.

On March 21, 2008, the Company entered into a Preferred Stock Purchase Agreement and pursuant to which the Company issued (i) 833,333 shares of Series A Convertible Preferred Stock at the purchase price of $0.60 per share, (ii) warrants to purchase up to 1,250,000 shares of the Company’s common stock at the exercise price of $0.75 per share and (iii) warrants to purchase up to 1,500,000 shares of the Company’s common stock at the exercise price of $1.00 per share.

All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to which we issued securities as indicated in this section of the registration statement are unaffiliated with us.

EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation (incorporated by reference from Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2000).

3.2	Amended Articles of Incorporation (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 3, 2003).

3.3	Amended and Restated Articles of Incorporation (incorporated by reference to the Form 10KSB filed with the Securities and Exchange Commission April 17, 2006.

3.4	Bylaws (incorporated by reference from Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2000).

5.1	Opinion of Crone Rozynko, LLP*

10.1
Distribution Agreement Between China Kangtai Cactus Bio-tech, Inc and Hunan Tianxiang Trading Company, Ltd (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 19, 2007).

10.2
Distribution Agreement Between China Kangtai Cactus Bio-tech, Inc and Jinan Qitai Economic and Trading Center (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 19, 2007).

10.3
Distribution Agreement Between China Kangtai Cactus Bio-tech, Inc and Lanzhou Xinhui Economic and Trading Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 19, 2007).

10.4
Distribution Agreement Between China Kangtai Cactus Bio-tech, Inc and Qingdao Furui Economic and Trading Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 19, 2007).

10.5
Distribution Agreement Between China Kangtai Cactus Bio-tech, Inc and Shanxi Anyang Food Distribution Company (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 19, 2007).

10.6
Processing Agreement dated January 8, 2006, between the Company and Shandong Tsingtao Beer Inc. Harbin subsidiary (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.7
Processing Agreement dated January 20, 2006, between the Company and Harbin Ice Lantern Noodle Factory (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.8
Processing Agreement dated March 30, 2005, between the Company and Harbin Diwang Pharmacy Co. Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.9
Processing Agreement dated July 10, 2005, between the Company and Harbin Bin County HuaLan Dairy Factory (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

Exhibit No.	Description
10.10
Processing Agreement dated January 20, 2006, between the Company and Huimeijia Bio-tech Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.11
Processing Agreement dated March 2, 2006, between the Company and Kangwei Health Foods Ltd. Of Mudanjiang City (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.12
Distributions Agreement dated February 15, 2007, with Jilin Yanji Economic and Trading Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.13
Distributions Agreement dated January 16, 2007, with Liaoning Shenneng Trading and Development Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.14	Distributions Agreement dated February 9, 2007, with Jianshuang Zhang - Hubei (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.15
Distributions Agreement, dated February 3, 2007, with Hunan Green Food Distribution Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.16
Distributions Agreement dated January 29, 2007, with Harbin Huadingwei Trading Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.17
Distributions Agreement dated February 6, 2007, with Hangzhou Hesheng Economic and Trading Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.18	Distributions Agreement dated January 16, 2007, with Guangdong Jinpei Lin (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.19
Distributions Agreement dated January 9, 2007, with Fujian Tianyi Economic and Trading Company Ltd (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.20	Distributions Agreement, Dated January 20, 2007, With Beijing Yaping Liu (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.21
Cooperation Agreement between Harbin Hainan Kangda Cactus Hygienical Foods Co., Ltd and Party B: Harbin Meijia Bio-Tech Co., Ltd. dated October 8, 2007 (incorporated by reference to the Form 10-KSB filed with the Securities and Exchange Commission on April 15, 2008).

10.22
Contract of Termination of Lease, dated January 10, 2006, by and between the Company and the Lijia Village, Tongling Town Jixi City (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.23
Contract of Termination of Lease, dated January 18, 2006, by and between the Company and Lindian Cactus Farming Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.24
Contract of Termination of Lease, dated January 9, 2006, by and between the Company and the Qiqihar Angangxi Green Park (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

Exhibit No.	Description
10.25
Contract of Termination of Lease, dated January 13, 2006, by and between the Company and the Beian Huashengnongfeng Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.26
Contract of Termination of Lease, dated January 6, 2006, by and between the Company and the Hongqi Jinxing Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.27
Contract of Termination of Lease, dated January 17, 2006, by and between the Company and the Hailin Luming Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.28
Contract of Termination of Lease, dated January 5, 2006, by and between the Company and the Dalian River Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.29
Contract of Termination of Lease, dated January 23, 2006, by and between the Company and the Wanbao Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.30
Transfer Agreement for Greenhouse, dated January 13, 2006, by and between the Company and the Lijia Village, Tongling Town Jixi City (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.31
Transfer Agreement for Greenhouse, dated January 18, 2006, by and between the Company and the Lindian Cactus Farming Base. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.32
Transfer Agreement for Greenhouse, dated January 9, 2006, by and between the Company and the Qiqihar Angangxi Green Park (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.33
Transfer Agreement for Greenhouse, dated January 11, 2006, by and between the Company and the Beian Huashengnongfeng Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.34
Transfer Agreement for Greenhouse, dated January 6, 2006, by and between the Company and the Hongqi Jinxing Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.35
Transfer Agreement for Greenhouse, dated January 17, 2006, by and between the Company and the Hailin Luming Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.36
Transfer Agreement for Greenhouse, dated January 5, 2006, by and between the Company and the Dalian River Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.37
Transfer Agreement for Greenhouse, dated January 23, 2006, by and between the Company and the Wanbao Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.38
Transfer Agreement for Greenhouse, dated January 24, 2006, by and between the Company and the Daqing Ranghulu Hi-tech Zone (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.39
Preferred Stock Purchase Agreement dated as of March 21, 2008 by and between the Company and T Squared Investments LLC (incorporated by reference to the From 8-K filed with the Securities and Exchange Commission on March 27, 2008).

Exhibit No.	Description
10.40
Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock as filed with the Secretary of State of Nevada on March 21, 2008 (incorporated by reference to the From 8-K filed with the Securities and Exchange Commission on March 27, 2008).

10.41
Registration Rights Agreement dated as of March 21, 2008 by and between the Company and the Investors named therein (incorporated by reference to the From 8-K filed with the Securities and Exchange Commission on March 27, 2008).

10.42	Common Stock Purchase Warrant “A” (incorporated by reference to the From 8-K filed with the Securities and Exchange Commission on March 27, 2008).

10.43	Common Stock Purchase Warrant “B” (incorporated by reference to the From 8-K filed with the Securities and Exchange Commission on March 27, 2008).

21.1	List of Subsidiaries (incorporated by reference to the Form 10-KSB filed with the Securities and Exchange Commission on April 15, 2008).

23.1	Consent of Michael T. Studer CPA, P.C.*

23.2	Consent of Crone Rozynko, LLP (contained in Exhibit 5.1)
* Filed herewith

UNDERTAKINGS

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on this Registration Statement and authorized this Registration Statement to be signed on its behalf by the undersigned, in Harbin, Heilongjiang Province, the People’s Republic of China, on May 7, 2008.

China Kangtai Cactus Bio-Tech Inc.

By:	/s/ Jinjiang Wang
Jinjiang Wang Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jinjiang Wang as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Jinjiang Wang	Chairman and Chief Executive Office	May 7, 2008
Jinjiang Wang	(Principal Executive Officer)

/s/ Hong Bu	Chief Financing Officer	May 7, 2008
Hong Bu	(Principal Financial Officer)

/s/ Chengzhi Wang	General Manager and Director	May 7, 2008
Chengzhi Wang

/s/ Jiping Wang	Director	May 7, 2008
Jiping Wang

/s/ Song Yang	Director	May 7, 2008
Song Yang

/s/ John Zhang	Director	May 7, 2008
John Zhang